Exhibit 10.1
MARSHALL EDWARDS, INC.
April 23, 2010
Dr. Daniel P. Gold, Ph.D.
2244 El Amigo Road
Del Mar, CA 92014
Dear Dr. Gold:
We are pleased to confirm our offer of employment with Marshall Edwards, Inc. (the “Company”) on the following terms and conditions as set forth in this letter agreement between you and the Company (the “Letter Agreement”):
1.	Employment. You will be employed by the Company as its President and Chief Executive Officer. You will report to its Board of Directors (the “Board”) or such persons as designated by them, and shall perform such duties as may be assigned to you. You may also be appointed to serve, and agree to serve, as an officer and/or director of one or more subsidiaries and/or affiliates of the Company. You agree to use your best efforts to perform your duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company and its subsidiaries, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company; provided, that, with the Board’s approval, you may serve on the board of directors of another company. Your employment will start on April 19, 2010 (the “Effective Date”). The period during which you are actually employed by the Company is referred to as the “Employment Period”. You will perform your duties at the Company’s offices at a location that is mutually agreeable to you and the Company. This offer of employment is contingent upon the Company’s satisfactory review and check of your references.
2.	Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of $400,000, payable in installments in accordance with the Company’s regular payroll policies as in effect from time to time. Your Base Salary will be reviewed at least annually, and may be subject to upward adjustment at the discretion of the Board.
3.	Annual Bonus. In addition to a Base Salary, you will be eligible for a cash bonus for any fiscal year of the Company that ends during the Employment Period in an amount up to a maximum of 40% of your Base Salary as then in effect. Payment of the bonus shall be contingent upon the attainment of milestone goals established by the Board with your input and communicated to you as soon as administratively practicable after the beginning of the fiscal year for which the annual bonus will be paid.
4.	Stock Options. You will receive options to purchase shares of the Company’s common stock (“Shares”) in accordance with this Paragraph 4.

(a) Amount. You will receive options to purchase 220,390 Shares (such amount is equal to 3% of the Company’s outstanding Shares as of the Effective Date). You will receive these options in two separate grants. The first option to purchase 50% of these Shares will be granted to you as soon as administratively practicable (but in no event more than 30 days) following the Effective Date. The second option to purchase the remaining 50% balance of these Shares will be granted to you as soon as administratively practicable (but in no event more than 30 days) following the public release of the Ovavture study results (which is expected to occur prior to June 30, 2010).
(b) Exercise Price. The exercise price for your options will be equal to the fair market value of the Shares on the date of the particular option grant.
(c) Vesting. Your options will be subject to a vesting schedule such that: (i) 25% of your options will vest on the first anniversary of the Effective Date, and (ii) thereafter, the remaining 75% of your options will vest in equal, monthly installments over the following 36 months. In the event of a Change in Control (as that term is defined in the Company’s 2008 Stock Omnibus Equity Compensation Plan (the “Option Plan”)), your options will accelerate and become fully vested. In addition, your options may be subject to additional vesting in accordance with the termination provisions in Paragraph 6.
(d) General Terms and Conditions. The options granted pursuant to Paragraph 4(a) shall be subject to the terms and conditions of the Option Plan and the model option grant agreement as attached hereto as Exhibit A.
(e) Anti-Dilution. During the 12-month period following the Effective Date, your equity interest in the Company will be protected against further dilution. That is, if an event occurs during this 12-month period that reduces the level of your equity interest in the Company (as a percentage of the Company’s outstanding Shares), the Board shall take such actions as may be necessary (the form and nature of such actions to be determined by the Board in its sole discretion) to restore your equity interest in the Company to the level as in effect before such event.
(f) Additional Options. Upon the 12-month anniversary of the Effective Date and thereafter, the Board will determine whether additional grants of options will be made to you. Any such additional option grants will be subject to the terms and conditions (for example, the amount, exercise price, vesting, performance requirements, etc.) as determined by the Board in its sole discretion.
5.	Benefits; Vacation; and Reimbursement of Expenses.
(a) Benefits. You will be entitled to participate in all employee retirement and welfare benefit plans and programs made available by the Company to its employees from time to time, subject to whatever generally applicable eligibility and participation requirements apply to the particular plan. Nothing in this Letter Agreement will prevent the Company from amending or terminating any of its employee benefit plans at any time for any reason.

(b) Vacation. You will be entitled to reasonable periods of vacation each year in accordance with the Company’s vacation practices and as determined by the Board; provided, that in no event shall your annual vacation be less than four weeks.
(c) Expenses. You will be reimbursed for your reasonable business expenses incurred in the course of your employment with the Company; provided, that any requests for reimbursement of expenses are substantiated and submitted to the Company in accordance with the Company’s expense reimbursement policies.
6.	Termination.
(a) Generally. Except as otherwise provided below, either party may terminate your employment by giving advance notice to the other party.
(b) Your Voluntary Termination. You may terminate your employment voluntarily other than for Good Reason (as defined below) at any time by providing the Company with three months’ advance notice (or such shorter period of notice as the Company may accept). Upon your voluntary termination of employment other than for Good Reason, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you. You are not eligible for any severance pay or other benefits from the Company.
(c) Termination by the Company for Cause. The Company may terminate your employment for Cause (as defined below). If the Company terminates your employment for Cause, the Company shall not be required to provide you with any advance notice. Upon your termination for Cause, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you. You are not eligible for any severance pay or other benefits from the Company.
(d) Termination by the Company Other Than for Cause. The Company may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, the Company will: (i) make a payment to you in lieu of notice in an amount equal to 12 months of your Base Salary (as in effect at the time of your termination from employment), and (ii) accelerate the vesting of your options so that you will be vested in the same number of Shares subject to the options as if you had continued to be employed by the Company for an additional 12 months. Such payment and additional option vesting shall be conditional upon your execution of a customary release of claims in favor of the Company and its affiliates, in a form prescribed by the Company. This payment in lieu of notice shall be paid to you in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in the Company’s sole discretion, but in no event more than 60 days after your termination of employment. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from the Company.

(e) Your Termination for Good Reason. You may terminate your employment for Good Reason by providing written notice to the Company within 60 days after the occurrence of the event(s) constituting Good Reason. The written notice shall contain a detailed description of the event(s) giving rise to your termination for Good Reason. Following the receipt of your notice, the Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If the Company does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 30-day period, you will receive the same payment in lieu of notice and additional option vesting as provided in the event of a termination by the Company without Cause as described in Paragraph 6(d); provided, that the payment and option vesting shall be subject to your execution of a release as described in Paragraph 6(d). Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from the Company.
(f) Definition of Cause. For purposes of this Letter Agreement, the term “Cause” means a finding by the Company that you have: (i) committed a felony or a crime involving moral turpitude; (ii) committed any act of gross negligence or fraud; (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a bona fide physical or mental impairment) or to implement the directives of the Company that continued for 30 days after you had been provided adequate and specific written notice thereof; or (iv) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise.
(g) Definition of Good Reason. For purposes of this Letter Agreement, the term “Good Reason” shall mean the occurrence of one or more of the following without your consent: (i) a material diminution by the Company of your authority, duties or responsibilities; (ii) a material change in the geographic location at which you must perform services under this Letter Agreement (which, for purposes of this Letter Agreement, means a requirement that you relocate more than 100 miles from the location of your principal place of work immediately prior to the relocation); (iii) a material diminution in your Base Salary; or (iv) any action or inaction that constitutes a material breach by the Company of this Agreement.
7.	Assignment of Inventions/Confidentiality.
(a) Confidential Information. You acknowledge and agree that the information, observations, and data obtained by you while employed by the Company or any of its affiliates concerning the business affairs of the Company or any affiliate of the Company which is non-public and confidential in nature (“Confidential Information”) are the property of the Company or such affiliate. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the Employment Period) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. The term “Trade Secrets or other Confidential Information” includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, ideas, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers, procurement and promotional information, credit and financial data, plans for future development, information relating to the Company’s management, operation and planning, and other information of a similar nature to the extent not available to the public, of or relating to the Company, its subsidiaries and affiliates, and their business, customers and suppliers, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage. After expiration or termination of your employment with the Company for any reason, you shall not use or disclose Trade Secrets or other Confidential Information. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any affiliate of the Company which you may then possess or have under your control.
(b) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you during the Employment Period (“Work Product”) belong to the Company. You will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
8.	Section 409A.
(a) This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption thereto, and payments may only be made under this Letter Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Letter Agreement is intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Letter Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, to avoid the application of Section 409A to amounts payable hereunder, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment after the end of the six-month period, but not later than 10 days thereafter.
(b) All separation payments to be made upon a termination of service under this Letter Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, any right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Letter Agreement shall be made or provided in accordance with the requirements of Section 409A to avoid the application of Section 409A to such amounts, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in this Letter Agreement; (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Letter Agreement to the contrary, any right of the Company to offset or otherwise reduce any sums that may be due or become payable by the Company to you or for your account, by any overpayment or indebtedness, shall be subject to limitations imposed by Section 409A.
9.	Survivorship. The respective rights and obligations of the parties under this Letter Agreement shall survive any termination of the Employment Period to the extent necessary to the intended preservation of such rights and obligations. Without limiting the foregoing, for the sake of clarity, your obligations under Paragraph 7 shall survive the termination of the Employment Period.
10.	Legal Fees. The Company shall reimburse you for reasonable legal fees incurred in connection with the preparation of this Letter Agreement, up to a maximum of $5,000.
11.	Taxes and Withholding. The Company may withhold from any compensation or payments due under this Letter Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. You will be responsible for all federal, state and local taxes due with respect to any compensation or payment received under this Letter Agreement.
12.	Notices. For the purpose of this Letter Agreement, any notice or demand, hereunder to or upon any party hereto required or permitted to be given or made, shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telefax, telex, or similar electronic means; provided, that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:
In your case, to you at:
2244 El Amigo Road
Del Mar, CA 92014
or at your last known address contained in the personnel records of the
Company.
with a copy to:
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Thomas Welk, Esq.
Fax: (858) 550-6420
In the case of the Company, to it at:
Marshall Edwards, Inc.,
140 Wicks Road,
North Ryde, New South Wales 2113
Australia
Attention: David Seaton
Fax: 61-2-98788474
with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10022
Attention: Steven A. Navarro
Fax: (212) 309-6001
13.	Governing Law. The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California; provided, that the grant of the option set forth in Paragraph 4 above shall be governed by the laws of the State of Delaware, as set forth in the Option Plan.

14.	Modification; Waiver; Severability. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach. If any portion or application of this Letter Agreement should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable from this Letter Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.
15.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any affiliate or successor to its business.
16.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in California. In the event of a dispute, a written request for arbitration shall be submitted to the San Francisco, California office of the American Arbitration Association under its Resolution of Employment Dispute Rules. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys’ fees.
17.	No Conflicts. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.
18.	Entire Agreement. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.
19.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
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If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours, Marshall Edwards, Inc.
By:	/s/ David Seaton
	Name:	David Seaton

AGREED TO AND ACCEPTED BY:
By:	/s/ Daniel P. Gold
Dr. Daniel P. Gold, Ph.d.

EXHIBIT A
Model Stock Option Grant Agreement

MARSHALL EDWARDS, INC.
NONQUALIFIED STOCK OPTION GRANT
     This NONQUALIFIED STOCK OPTION GRANT, dated as of                                          (the “Date of Grant”), is delivered by Marshall Edwards, Inc. (the “Company”) to                                          (the “Grantee”).
RECITALS
     A. The Compensation Committee has decided to make an Option grant as an inducement for the Grantee to commence employment with the Company and its Affiliates and to promote the best interests of the Company and its stockholders. References in this Agreement to the Compensation Committee shall include any successor thereto.
     B. This Option grant is not being made pursuant to the terms of the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “Plan”) or any other stockholder approved plan or arrangement. Notwithstanding the foregoing, the Option grant shall be subject to the terms and conditions of the Plan as if it had been granted under the Plan; provided, that this Option grant shall not be subject to: (i) the Share limits set forth in Section 3 of the Plan, (ii) any obligation to comply with Code section 162(m) as set forth in Sections 11, 17 and 18 of the Plan, and (iii) any obligation to obtain stockholder approval to amend or terminate the Plan or the Option as set forth in Section 18 of the Plan. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase                      Shares at an Exercise Price of $                     per Share. The Option shall become exercisable according to Paragraph 2 below.
2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee continues to be employed by, or provide service to, the Company and any Affiliate on the applicable date:

Date	Shares for Which the Option is Exercisable

The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.

Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Option shall accelerate and become fully exercisable.
3. Term of Option.
     (a) The Option shall have a term of five years from the Date of Grant and shall terminate at the expiration of that period (                                        , 2___), unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.
     (b) The Option shall automatically terminate upon the happening of the first of the following events:
     (i) The ninety-first day following the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate, if the termination is for any reason other than Disability, death or Cause.
     (ii) The first anniversary of the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate on account of the Grantee’s death or Disability.
     (iii) The date on which the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate for Cause. Notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause at any time while the Grantee is employed by, or provides service to, the Company and any Affiliate or after the Grantee’s termination of employment or service, the Option shall immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of the Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in forfeiture.
     (iv) The date of cancellation, termination, or expiration of the Option pursuant to action taken by the Compensation Committee in accordance with Sections 13 or 16 of the Plan.
Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the fifth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate shall immediately terminate.
4. Exercise Procedures.
     (a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable portion of the Option by giving the Company written notice of exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Compensation Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the Exercise Price (a) in cash, (b) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price, or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (c) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (d) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent the Option is at the time exercisable for vested Shares, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion of the Option exceeds the aggregate Exercise Price payable for those Shares. Notwithstanding any provision contained herein, Shares used to exercise the Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.
     (b) The Company’s obligation to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate by the Compensation Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent in writing that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other written representation as the Compensation Committee deems appropriate.
     (c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Compensation Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Company and any Affiliate, as applicable with respect to the Option by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee.
     (d) Payment for the Shares to be issued or transferred pursuant to the Option and any required withholding taxes must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.
5. Change in Control. Subject to the obligation to accelerate the exercisability of the Option as described in Paragraph 2 hereof, the provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Compensation Committee may take such actions as it deems appropriate pursuant to and in accordance with the Plan.

6. Restrictions on Exercise. Except as the Compensation Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the personal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
7. Grant Subject to Plan Provisions. Except as otherwise provided in the recitals above, this grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Compensation Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) legal requirements applicable to issuance of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law. The Compensation Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. In the event that there is a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern.
8. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by, or in the employ or service of, the Company and any Affiliate and shall not interfere in any way with the right of the Company and any Affiliate to terminate the Grantee’s employment or service at any time. The right of the Company and any Affiliate to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
9. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
10. Assignment and Transfers. Except as the Compensation Committee may otherwise permit pursuant to the Plan and as otherwise provided in this Agreement, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in the Plan and this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware,

without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to any employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and the Grantee arising under the Plan or this Agreement shall be arbitrated in accordance with the procedures set forth in such employment agreement.
12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at Marshall Edwards, Inc., 140 Wicks Road, North Ryde, New South Wales 2113, Australia, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company and any Affiliate, as applicable, or to such other address as the Grantee may designate in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
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     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

Marshall Edwards, Inc.

Attest:

By:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Compensation Committee shall be final and binding.

Grantee:

Date: